HERITAGE SERIES TRUST

                                     CLASS A
                                DISTRIBUTION PLAN

                                     AMENDED
                                   SCHEDULE A




         The maximum annualized fee rate pursuant to Paragraph 1 of the Heritage Series Trust Distribution Plan shall be as follows:


         SMALL CAP STOCK FUND..........................................0.35%
         VALUE EQUITY FUND.............................................0.35%
         GROWTH EQUITY FUND............................................0.35%
         INTERNATIONAL EQUITY FUND.....................................0.35%
         MID CAP STOCK FUND............................................0.35%
         DIVERSIFIED GROWTH FUND.......................................0.35%
..



Dated:   March 29, 1993, as amended on August 30, 2002 and on November 14, 2003.